UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

VWR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-118658 (Commission File Number)	91-1319190 (I.R.S. Employer Identification No.)

1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (610) 431-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     RESULTS OF OPERATIONS AND FINANCIAL CONDITION

ITEM 7.01     REGULATION FD DISCLOSURE

The information in this schedule is being furnished in accordance with Regulation FD and not “filed” with the Securities and Exchange Commission.  Accordingly, such information is not incorporated by reference into any registration statement filed by VWR International, Inc. (the “Company”) under the Securites Act of 1933, as amended, and will not be so incorporated by reference into any future registration statement unless specifically indentified as being incorporated by reference.

On May 19, 2005, the Company will conduct an investor conference call to discuss first quarter 2005 earnings and an outlook for 2005.  Management’s presentation will contain certain non-GAAP financial measures.  The following table sets forth the calculation of Credit Agreement EBITDA for each of the periods presented. Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for the Company’s Senior Secured Credit Facility. Credit Agreement EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles Credit Agreement EBITDA to the most comparable GAAP measure presented in the Company’s financial statements as filed in its periodic reports.  This table also includes a projection of Credit Agreement EBITDA for the year ending December 31, 2005.

Credit Agreement EBITDA should not be considered as an alternative to net income or any other GAAP measure of performance or liquidity. As specified in the table and accompanying notes, Credit Agreement EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations, capital investments; and certain non-cash and extraordinary, unusual or non-recurring items. Accordingly, Credit Agreement EBITDA is a key financial metric used by the Company’s investors to evaluate and measure VWR International’s operating performance and adherence to certain covenant ratio tests.

Credit Agreement EBITDA (US dollars in millions)

							Projected
							Credit Agreement
		12 Months Ended March 31, 2005					EBITDA for the
	Q1	Q2	Q3	Q4	Q1		Year Ending
	2004	2004	2004	2004	2005	Total	December 31, 2005
Net income	$19.1	$10.1	$13.6	$9.8	$5.1	$38.6	$52.4
Income tax provision	14.0	7.9	11.8	4.9	3.2	27.8	32.9
Interest expense, net	5.3	16.2	16.9	17.9	17.8	68.8	71.2
Depreciation and amortization	8.4	8.6	8.7	9.0	8.4	34.7	33.6
Non-cash charges (1)	5.6	2.9	(2.7)	3.0	4.2	7.4	12.8
Other extraordinary, unusual or non-recurring items (2)	—	—	0.4	—	2.1	2.5	2.1
Credit Agreement EBITDA	$52.4	$45.7	$48.7	$44.6	$40.8	$179.8	$205.0

(1)   Non-cash charges include pension, postretirement and post employment benefit expenses, net of cash contributed to the respective plans in that year; amortization of direct response catalog costs for those catalogs with useful lives greater than one year; and LIFO adjustments.

(2)   Other extraordinary, unusual or non-recurring items include on-time severance costs; non-routine inventory reserve adjustments; gains or losses on the sale of businesses or facilities; and other extraordinary, unusual or non-recurring gains, losses, charges or credits.

This Interim Report on Form 8-K includes forward-looking statements regarding our projected financial results for the year ending December 31, 2005.  These statements are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in these forward-looking statements.  Factors that could cause actual results to differ materially from those in these forward-looking statements include: actions by manufacturers, customers, carriers and other third parties; our ability to maintain our relationships with manufacturers; loss of our key executive officers; our ability to consummate and integrate potential acquisitions; the effect of political and economic conditions, inflation and interest rates worldwide; the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters; and increased competition from other companies in our industry and our ability to retain or increase our market shares in our principal geographical markets.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VWR INTERNATIONAL, INC.

Date: May 18, 2005	By:	/s/ STEPHEN KUNST
Name: Stephen Kunst
Title: Senior Vice President, General Counsel and Secretary